As filed with the Securities and Exchange Commission on June 24, 2011

Registration No. 333-126522

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VOLCOM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0466919
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1740 Monrovia Avenue

Costa Mesa, California 92627

(Address, Including Zip Code, of Principal Executive Offices)

VOLCOM, INC. 2005 INCENTIVE AWARD PLAN

(Full Titles of Plans)

S. Hoby Darling Vice President of Strategic Development, General Counsel 1740 Monrovia Avenue Costa Mesa, California 92627 (949) 646-2175	Copy to: Cary K. Hyden, Esq. Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☑

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-126522, the “Registration Statement”) registering 3,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Volcom, Inc. (the “Company”) reserved for issuance under the Volcom, Inc. 2005 Incentive Award Plan (the “Plan”).

On May 2, 2011, the Company entered into an Agreement and Plan of Merger with PPR S.A., a “société anonyme à conseil d’administration” (a corporation with a board of directors) (“PPR”), and Transfer Holding, Inc., which, at the time, was a Delaware corporation and an indirect wholly-owned subsidiary of PPR (“Purchaser”) (such agreement, the “Merger Agreement”), pursuant to which Purchaser was merged with and into the Company, and the Registrant became an indirect wholly-owned subsidiary of PPR on June 23, 2011 (the “Merger”).

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Costa Mesa, California, on the 24th day of June, 2011.

VOLCOM, INC.

By:	/s/ Douglas P. Collier
Name: Douglas P. Collier Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by each of the following persons in the capacities as of June 24, 2011.

Signature	Title

* Richard R. Woolcott	Chief Executive Officer (Principal Executive Officer)

/s/ Douglas P. Collier Douglas P. Collier	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Michel Friocourt Michel Friocourt	Director

/s/ Grégoire Amigues Grégoire Amigues	Director

/s/ Jean François Palus Jean François Palus	Director

/s/ François-Henri Pinault François-Henri Pinault	Director

/s/ Douglas P. Collier Douglas P. Collier	Attorney in Fact for the individuals noted above with an asterisk (*).